Filed Pursuant to Rule 424(b)(5) Registration No. 333-256815

SUPPLEMENT NO. 1 DATED JUNE 13, 2022 TO PROSPECTUS SUPPLEMENT DATED NOVEMBER 19, 2021

(To Prospectus dated June 14, 2021)

This Supplement No. 1 to Prospectus Supplement (this “Supplement”) supplements and amends the Prospectus Supplement dated November 19, 2021 (the “Prospectus Supplement”). This Supplement should be read in conjunction with the Prospectus Supplement and the accompanying Prospectus dated June 14, 2021 (the “Prospectus”). This Supplement is qualified by reference to the Prospectus Supplement, except to the extent that the information presented herein supersedes the information contained in the Prospectus Supplement.

On November 19, 2021, we entered into an Open Market Sale AgreementSM (the “Sales Agreement”) with Jefferies LLC (“Jefferies”) relating to shares of our common stock offered by the Prospectus Supplement and the accompanying Prospectus. In accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $50,000,000 from time to time through Jefferies, acting as our sales agent pursuant to at-the-market transactions (the “ATM”). As of the date of this Supplement, we have sold an aggregate of 168,016 shares of our common stock pursuant to the Sales Agreement for an aggregate gross proceeds of $387,053.

The purpose of this Supplement is to suspend the ATM and to terminate the continuous offering by us under the Prospectus Supplement effective on June 13, 2022. We will not make any sales of our common stock pursuant to the Sales Agreement unless and until a new prospectus supplement is filed with the Securities and Exchange Commission; however, the Sales Agreement remains in full force and effect.

The date of this Supplement No. 1 to Prospectus Supplement is June 13, 2022.